Morgan Stanley Second Quarter 2026 Earnings Results

Morgan Stanley Reports Net Revenues of $21.3 Billion, EPS of $3.46 and ROTCE of 26.6%

NEW YORK, July 15, 2026 – Morgan Stanley (NYSE: MS) today reported net revenues of $21.3 billion for the second quarter ended June 30, 2026 compared with $16.8 billion a year ago. Net income applicable to Morgan Stanley was $5.6 billion, or $3.46 per diluted share, compared with $3.5 billion, or $2.13 per diluted share, for the same period a year ago.1

Ted Pick, Chairman and Chief Executive Officer, said, “Active markets and consistent execution across all three regions drove exceptional results for our Integrated Firm, delivering record revenues of over $21 billion and record EPS of $3.46. Excellent results in Institutional Securities were driven by our leading Equities franchise with continued momentum in Investment Banking and Fixed Income. Differentiated content from our Research teams continues to drive high levels of client engagement. Wealth Management added a record $148 billion in net new assets, with total client assets across Wealth and Investment Management reaching the $10 trillion milestone. The Integrated Firm is intensifying Morgan Stanley connectivity with clients globally and enhancing financial strength for shareholders. We continue to accrete capital, giving us incremental flexibility to invest in our core businesses while generating strong returns for shareholders.”

Financial Summary[2,3]
Firm ($ millions, except per share data)	2Q 2026	2Q 2025
Net revenues	$21,348	$16,792
Provision for credit losses	$98	$196
Compensation expense	$8,187	$7,190
Non-compensation expenses	$5,715	$4,784
Pre-tax income[4]	$7,348	$4,622
Net income app. to MS	$5,581	$3,539
Expense efficiency ratio[5]	65%	71%
Earnings per diluted share[1]	$3.46	$2.13
Book value per share	$67.80	$61.59
Tangible book value per share[6]	$53.18	$47.25
Return on equity	20.7%	13.9%
Return on tangible common equity[6]	26.6%	18.2%
Institutional Securities
Net revenues	$11,040	$7,643
Investment Banking	$2,437	$1,540
Equity	$6,300	$3,721
Fixed Income	$2,455	$2,180
Wealth Management
Net revenues	$8,856	$7,764
Fee-based client assets ($ billions)[7]	$3,022	$2,478
Fee-based asset flows ($ billions)[8]	$39.1	$42.8
Net new assets ($ billions)[9]	$148.1	$59.2
Loans ($ billions)	$195.7	$168.9
Investment Management
Net revenues	$1,646	$1,552
AUM ($ billions)[10]	$2,004	$1,713
Long-term net flows ($ billions)[11]	$7.5	$12.2

Highlights
•The Firm reported record net revenues and pre-tax income of $21.3 billion and $7.3 billion, respectively.12
•The Firm delivered a strong ROTCE of 26.6%.2,6
•The expense efficiency ratio was 65% for the first half of the year, demonstrating operating leverage while we continued to invest in our businesses.3,5,13
•The Standardized Common Equity Tier 1 capital ratio was 14.8%.14
•Institutional Securities reported record net revenues of $11.0 billion reflecting strong performance in Equity driven by robust client engagement and strength in Investment Banking as momentum built across capital raising and strategic activity.12
•Wealth Management delivered record net revenues of $8.9 billion on strong asset management fees, robust client activity and higher net interest income, generating a pre-tax margin of 30.5%.15 The business added net new assets of $148 billion and fee-based assets of $39 billion for the quarter.8,9
•Investment Management results reflect net revenues of $1.6 billion, primarily driven by asset management fees on higher average AUM.10 The quarter included positive long-term net flows of $7.5 billion.11

Media Relations: Wesley McDade 212-761-2430 Investor Relations: Leslie Bazos 212-761-5352

Second Quarter Results

Institutional Securities

Institutional Securities reported net revenues of $11.0 billion compared with $7.6 billion a year ago. Pre-tax income was $4.3 billion compared with $2.1 billion a year ago.4

Investment Banking net revenues up 58%:

•Advisory revenues increased from a year ago on higher completed M&A transactions, particularly in the Americas.

•Equity underwriting revenues increased from a year ago on higher IPOs, follow-on offerings and convertibles.

•Fixed income underwriting revenues increased from a year ago primarily driven by higher issuances from client capital raising and strategic activity.

Equity net revenues up 69%:

•Equity net revenues were a record on strong performance across businesses and regions, with notable strength in Asia, driven by strong client engagement and favorable market conditions.

Fixed Income net revenues up 13%:

•Fixed Income net revenues increased from a year ago reflecting higher results in Credit primarily driven by credit corporates and the cumulative impact of consistent lending growth in our securitized products business.

Other:

•Other net revenues decreased from a year ago primarily due to higher mark-to-market losses on corporate loans, inclusive of hedges.

($ millions)	2Q 2026	2Q 2025
Net Revenues	$11,040	$7,643

Investment Banking	$2,437	$1,540
Advisory	$798	$508
Equity underwriting	$851	$500
Fixed income underwriting	$788	$532

Equity	$6,300	$3,721
Fixed Income	$2,455	$2,180
Other	$(152)	$202

Provision for credit losses	$71	$168

Total Expenses	$6,707	$5,364
Compensation	$2,980	$2,430
Non-compensation	$3,727	$2,934

Provision for credit losses:

•Provision for credit losses in the quarter was driven by portfolio growth in corporate loans and secured lending facilities and individual assessments for certain corporate and commercial real estate loans.

Total Expenses:

•Compensation expense increased from a year ago primarily driven by higher revenues.

•Non-compensation expenses increased from a year ago primarily driven by higher execution-related expenses.

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Wealth Management
Wealth Management reported net revenues of $8.9 billion compared with $7.8 billion a year ago. Pre-tax income of $2.7 billion resulted in a pre-tax margin of 30.5%.4,15 Strong net new assets for the quarter were $148 billion of which just over half represented inflows related to IPOs of certain clients in our Workplace channel.
Net revenues up 14%:
•Asset management revenues increased from a year ago on elevated assets driven by higher markets and the cumulative impact of strong fee-based flows.8
•Transactional revenues increased excluding the impact of mark-to-market gains on investments associated with DCP in the prior year quarter which are no longer presented in net revenues.16 The increase was driven by higher levels of client activity across products.
•Net interest income increased from a year ago primarily driven by higher average sweep deposits and the cumulative impact of lending growth.
Total Expenses:
•Compensation expense increased from a year ago primarily driven by higher compensable revenues.
•Non-compensation expenses increased from a year ago primarily driven by higher marketing and business development expenses and technology spend.

($ millions)	2Q 2026	2Q 2025
Net Revenues	$8,856	$7,764
Asset management	$5,261	$4,411
Transactional[17]	$1,167	$1,264
Net interest	$2,254	$1,910
Other	$174	$179
Provision for credit losses	$27	$28
Total Expenses	$6,132	$5,536
Compensation	$4,648	$4,147
Non-compensation	$1,484	$1,389

Investment Management
Investment Management reported net revenues of $1.6 billion in the current quarter. Pre-tax income was $404 million compared with $323 million a year ago.4
Net revenues up 6%:
•Asset management and related fees increased from a year ago on higher average AUM driven by higher market levels and the cumulative impact of positive flows.10
•Performance-based income and other revenues were relatively unchanged from a year ago. The current quarter primarily reflects net mark-to-market gains in our private funds.
Total Expenses:
•Compensation expense decreased from a year ago primarily due to lower compensation associated with carried interest.
•Non-compensation expenses increased from a year ago primarily driven by higher brokerage and clearing expenses and increased technology spend.

($ millions)	2Q 2026	2Q 2025
Net Revenues	$1,646	$1,552
Asset management and related fees	$1,516	$1,434
Performance-based income and other	$130	$118
Total Expenses	$1,242	$1,229
Compensation	$559	$613
Non-compensation	$683	$616

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Other Matters

•The Firm repurchased $1.5 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•The Board of Directors reauthorized a multi-year common equity share repurchase program of up to $20 billion, without a set expiration date, beginning in the third quarter of 2026.

•The Board of Directors declared a $1.15 quarterly dividend per share, an increase of 15 cents, payable on August 14, 2026 to common shareholders of record on July 31, 2026.

•The effective tax rate for the current quarter was 23.1%.

	2Q 2026	2Q 2025
Common Stock Repurchases
Repurchases ($MM)	$1,500	$1,000
Number of Shares (MM)	8	8
Average Price	$197.64	$123.22
Period End Shares (MM)	1,572	1,598
Effective Tax Rate	23.1%	22.7%
Capital[18]
Standardized Approach
CET1 capital[14]	14.8%	15.0%
Tier 1 capital[14]	16.5%	16.9%
Advanced Approach
CET1 capital[14]	16.2%	15.7%
Tier 1 capital[14]	17.9%	17.6%
Leverage-based capital
Tier 1 leverage[19]	6.0%	6.8%
SLR[20]	4.9%	5.5%

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Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2025 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

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1 Includes preferred dividends related to the calculation of earnings per share for the second quarter of 2026 and 2025 of approximately $145 million and $147 million, respectively.
2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.
3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.
4 Pre-tax income represents income before provision for income taxes.
5 The expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.
6 Tangible common equity is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy. Tangible common equity represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction. The calculation of return on average tangible common equity, also a non-GAAP financial measure, represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity. The calculation of tangible book value per common share, also a non-GAAP financial measure, represents tangible common shareholder’s equity divided by common shares outstanding.
7 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.
8 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management related activity.
9 Wealth Management net new assets represent client asset inflows, inclusive of interest, dividends and asset acquisitions, less client asset outflows, and exclude the impact of business combinations/divestitures and the impact of fees and commissions.
10 AUM is defined as assets under management or supervision.
11 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class. During the first quarter of 2026, certain changes were made to the presentation of Investment Management AUM classifications and Net Flows. These changes had no impact on Total AUM and were made to more closely align reporting with underlying investment strategies and to conform reporting of Net Flows, excluding distributions, which for long-term products were $3 billion and $2 billion for the quarters ended June 30, 2026 and June 30, 2025, respectively, with the relevant presentations in our SEC Forms 10-K and 10-Q. For additional information, please refer to the Addendums in the Firm’s first quarter 2026 financial supplement and in "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Investment Management" in the Firm's Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 available online in the Investor Relations section at www.morganstanley.com.

12 Firm pre-tax income, Firm earnings per diluted share, Institutional Securities net revenues and Institutional Securities pre-tax income represent records for a reported quarterly period after excluding the impact of debt valuation adjustments (DVA), which were previously reflected in net revenues in prior periods before 2016, and reflecting the current reporting structure of the Firm (i.e. exclusive of discontinued operations). Net revenues and net income applicable to Morgan Stanley, excluding the impact of DVA, were non-GAAP financial measures in those prior periods that were reconciled to the comparable GAAP financial measures in the respective quarterly reports filed on Form 10-Q.
13 During the first quarter of 2026, as a result of a March workforce management action, we recognized severance costs of $178 million in Compensation and benefits expense. The workforce management action was related to an effort to improve operational efficiency and manage performance, rather than a change in strategy or exit of businesses. The action occurred

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across our business segments and geographic regions and impacted approximately 2% of our global workforce at that time. We recorded severance costs of $94 million in the Institutional Securities business segment, $61 million in the Wealth Management business segment, and $23 million in the Investment Management business segment. These costs were incurred across all regions, with the majority in the Americas.
14 CET1 capital is defined as Common Equity Tier 1 capital. The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”). For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2025.
15 Pre-tax margin represents income before provision for income taxes divided by net revenues.
16 “DCP” refers to certain employee deferred cash-based compensation programs. Please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Matters – Deferred Cash-Based Compensation” in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2025.

Beginning in the first quarter of 2026, hedges for Wealth Management DCP awards were primarily transitioned to derivative instruments with changes in fair value recorded in compensation expense or in other comprehensive income within shareholder's equity and later reclassified to compensation expense in the same period as the related DCP award vests. As a result, the Firm no longer presents non-GAAP measures of net revenues and compensation expense excluding DCP. Wealth Management net revenues included mark-to-market gains associated with DCP of $294 million in the second quarter of 2025.
17 Wealth Management transactional revenues include investment banking, trading, and commissions and fee revenues.
18 Capital ratios are estimates as of the press release date, July 15, 2026 and are subject to change in the Firm's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.
19 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage. Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.
20 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $97.2 billion and $88.4 billion, and supplementary leverage exposure denominator of approximately $1.97 trillion and $1.62 trillion, for the second quarter of 2026 and 2025, respectively.

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Consolidated Income Statement Information
(unaudited, dollars in millions)
	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage Change
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025

Revenues:
Investment banking	$2,651	$2,289	$1,644	16%	61%	$4,940	$3,355	47%
Trading	6,723	6,730	4,745	—%	42%	13,453	9,856	36%
Investments	226	146	388	55%	(42%)	372	757	(51%)
Commissions and fees	1,833	1,690	1,425	8%	29%	3,523	2,906	21%
Asset management	6,912	6,730	5,953	3%	16%	13,642	11,916	14%
Other	223	292	290	(24%)	(23%)	515	1,041	(51%)
Total non-interest revenues	18,568	17,877	14,445	4%	29%	36,445	29,831	22%
Interest income	15,902	15,273	14,905	4%	7%	31,175	28,653	9%
Interest expense	13,122	12,570	12,558	4%	4%	25,692	23,953	7%
Net interest	2,780	2,703	2,347	3%	18%	5,483	4,700	17%
Net revenues	21,348	20,580	16,792	4%	27%	41,928	34,531	21%
Provision for credit losses	98	98	196	—%	(50%)	196	331	(41%)
Non-interest expenses:
Compensation and benefits	8,187	8,542	7,190	(4%)	14%	16,729	14,711	14%
Non-compensation expenses:
Brokerage, clearing and exchange fees	1,464	1,256	1,188	17%	23%	2,720	2,410	13%
Information processing and communications	1,203	1,148	1,089	5%	10%	2,351	2,139	10%
Professional services	680	602	711	13%	(4%)	1,282	1,385	(7%)
Occupancy and equipment	482	483	459	—%	5%	965	908	6%
Marketing and business development	401	310	297	29%	35%	711	535	33%
Other	1,485	1,130	1,040	31%	43%	2,615	1,946	34%
Total non-compensation expenses	5,715	4,929	4,784	16%	19%	10,644	9,323	14%
Total non-interest expenses	13,902	13,471	11,974	3%	16%	27,373	24,034	14%
Income before provision for income taxes	7,348	7,011	4,622	5%	59%	14,359	10,166	41%
Provision for income taxes	1,695	1,373	1,047	23%	62%	3,068	2,220	38%
Net income	$5,653	$5,638	$3,575	—%	58%	$11,291	$7,946	42%
Net income applicable to noncontrolling interests	72	71	36	1%	100%	143	92	55%
Net income applicable to Morgan Stanley	5,581	5,567	3,539	—%	58%	11,148	7,854	42%
Preferred stock dividends	145	156	147	(7%)	(1%)	301	305	(1%)
Earnings applicable to Morgan Stanley common shareholders	$5,436	$5,411	$3,392	—%	60%	$10,847	$7,549	44%

Notes:
–In the periods prior to 2026, the Firm presented non-GAAP financial measures to adjust net revenues and compensation expense for mark-to-market gains and losses on deferred cash-based compensation plans (DCP). Firm net revenues excluding DCP, which represents a non‐GAAP financial measure, were: 2Q25: $16,415 million, 2Q25 YTD: $34,303 million. Firm compensation expenses excluding DCP, which represents a non‐GAAP financial measure, were: 2Q25: $6,819 million, 2Q25 YTD: $14,342 million.
–Beginning in the first quarter of 2026, the Firm utilizes derivatives to hedge certain DCP awards and as a result will no longer present non-GAAP financial measures excluding DCP.
–The End Notes are an integral part of this presentation. Refer to pages 12 - 18 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.
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Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage Change
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025

Financial Metrics:

Earnings per basic share	$3.50	$3.47	$2.15	1%	63%	$6.96	$4.78	46%
Earnings per diluted share	$3.46	$3.43	$2.13	1%	62%	$6.90	$4.73	46%

Return on average common equity	20.7%	21.0%	13.9%			20.9%	15.7%
Return on average tangible common equity	26.6%	27.1%	18.2%			26.8%	20.6%

Book value per common share	$67.80	$66.18	$61.59			$67.80	$61.59
Tangible book value per common share	$53.18	$51.58	$47.25			$53.18	$47.25

Financial Ratios:

Pre-tax margin	34%	34%	28%			34%	29%
Compensation and benefits as a % of net revenues	38%	42%	43%			40%	43%
Non-compensation expenses as a % of net revenues	27%	24%	28%			25%	27%
Firm expense efficiency ratio	65%	65%	71%			65%	70%
Effective tax rate	23.1%	19.6%	22.7%			21.4%	21.8%

Statistical Data:

Period end common shares outstanding (millions)	1,572	1,580	1,598	(1%)	(2%)
Average common shares outstanding (millions)
Basic	1,554	1,561	1,577	—%	(1%)	1,558	1,581	(1%)
Diluted	1,569	1,576	1,593	—%	(2%)	1,573	1,596	(1%)
Worldwide employees	82,944	83,922	80,393	(1%)	3%

The End Notes are an integral part of this presentation. Refer to pages 12 - 18 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.
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